Exhibit 3
Thomson Reuters PLC Ordinary Shares
The Bank of Nova Scotia

Trade Date	B/S	Price	Qty	Market
19-Sep-08	B	12.70	50,000	London
Scotia Capital Inc.

Trade Date	B/S	Price	Qty	Market
9-Sep-08	S	29.2297	30000	London
9-Sep-08	B	15.4	30000	London
18-Sep-08	B	12.981	20000	London
18-Sep-08	S	25.4347	20000	London
Thomson Reuters PLC — American Depositary Shares

Trade Date	B/S	Price	Qty	Market
29-Jul-08	B	161.368	1821	US
6-Aug-08	B	170.025	2000	US
12-Aug-08	B	170.166	2000	US
13-Aug-08	B	169.184	700	US
14-Aug-08	B	170.385	1900	US
15-Aug-08	B	169.897	2300	US
15-Aug-08	B	171.5723	1700	US
15-Sep-08	S	148.8194	10600	US
19-Sep-08	B	153.4679	1900	US
23-Sep-08	S	148.8492	1200	US